Exhibit 99.1
VCG HOLDING CORP. ANNOUNCES FIRST QUARTER 2010 FINANCIAL RESULTS
Q1 2010 Financial Results Overview
•	Revenues of $13.8 million

•	Operating income of $1.9 million

•	Income from operations of $0.66 million, or $0.04 per diluted share

•	Adjusted EBITDA of $2.3 million

•	Free cash flow of $1.2 million

•	$1.7 million of debt paid during the first quarter 2010

•	Cash balance of $2.4 million at March 31, 2010
Denver, CO. — May 14, 2010 — VCG Holding Corp. (NASDAQ: VCGH), a growing and leading consolidator and operator of adult nightclubs, today announced financial results for the first quarter ended March 31, 2010 (see attached tables, including reconciliation tables).
Troy Lowrie, Chairman and Chief Executive Officer, stated, “Our results for the first quarter of 2010 reflect our continued success at managing the business against our previously announced corporate initiatives. We reported a modest increase in revenues and net income, free cash flow, and a further reduction of long-term debt. At the top line, we saw the success of new club-level revenue streams such as increased table side services, wristband sales, and suite fees which do not have associated costs. Legal fees declined significantly from both the first quarter of 2009 and, on a consecutive quarterly basis, the three months ended December 31, 2009. We paid down an additional $1.7 million of long-term debt during the first quarter of 2010, reducing total long-term debt to $29.1 million at March 31, 2010. To put this reduction in context, we ended 2009 with $30.8 million of total long-term debt, a $5.7 million reduction from $36.5 million at December 31, 2008. The debt reductions completed during 2009 and the first quarter of 2010 are expected to produce annual interest savings of approximately $0.4 million in 2010. At March 31, 2010, VCG had access to liquidity of approximately $1.3 million and cash of $2.4 million.”
Mr. Lowrie concluded, “Following the dissolution of the Special Committee in April 2010, the Board of Directors authorized the repurchase of up to $1.0 million of the Company’s common stock. We view this as a reflection of our shared confidence in the long-term prospects of our business and industry. Our strategy during 2010 will continue to focus on generating free cash flow, optimizing the operations of our 20 gentlemen’s clubs, buying back the Company’s common stock as allowed, further reducing long-term debt and considering select acquisitions.”
First Quarter 2010 Financial Results
Total revenue for the first quarter of 2010 increased to $13.8 million from $13.7 million in the first quarter of 2009. Revenues increased due to higher sales of food and merchandise, higher service revenues, and increased other income. Service revenues increased by 7.1% from the first quarter of 2009, reflecting the success of table side services, wristband access to special areas, table dances, and suite fees, all of which were introduced company-wide in 2009.

Cost of goods sold (the cost of alcohol, food and merchandise) was $1.5 million, or 25.7% of revenues, compared to $1.49 million, or 23.6% of revenues, in the first quarter of 2009. The increase as a percentage of revenues was attributable to costs associated with VCG’s four “A” club restaurants, which recently entered into management consulting agreements for their restaurant operations. These consultants elected to use the POS systems for customer convenience. Following the installation of the POS systems at the end of fourth quarter of 2009 and in January and February of 2010, operations for these subleased kitchens were included in VCG’s financial data for the first time. By way of comparison, when “A” club restaurant cost of sales data is removed from the total, cost of goods sold as a percentage of applicable revenues for all other clubs drops to 24.2%.
Total operating expenses for the 2010 first quarter were $11.9 million, up from $11.6 million in the first quarter of 2009.
Income from operations for the first quarter of 2010 was $1.9 million compared to $2.2 million in the first quarter of 2009.
Net income for the first quarter of 2010 rose to $0.66 million, or $0.04 per share, from net income of $0.65 million, or $0.04 per share, for the 2009 first quarter.
Adjusted EBITDA for the 2010 first quarter was $2.3 million as compared to adjusted EBITDA of $2.6 million in the first quarter of 2009.
CONFERENCE CALL
Troy Lowrie, Chairman and Chief Executive Officer and Courtney Cowgill, Chief Financial Officer, will host a conference call today at 11:00 a.m. Eastern Time / 9:00 a.m. Mountain Time, to discuss the results. To participate in the conference call, please dial (877) 266-0483 (domestic) or (707)287-9342 (international) approximately 10 minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. Eastern Time on May 14, 2010 until midnight on May 17, 2010. To hear the teleconference replay dial (800) 642-1687 (domestic) or (706) 645-9291 (international). The pass code for the replay is 69135992. The conference call will also be broadcast live over the Internet. To listen to the call via the Internet and to view a copy of the Company's presentation that will be referenced during the call, please visit the Company's website at http://www.vcgh.com under the heading "Investor Relations", then "Events & Presentations" and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company's website.
ABOUT VCG HOLDING CORP.
VCG Holding Corp. is an owner, operator, and consolidator of adult nightclubs throughout the United States. The Company currently owns 20 adult nightclubs. The nightclubs are located in Anaheim, Indianapolis, St. Louis, Denver, Colorado Springs, Ft. Worth, Dallas, Raleigh, Minneapolis, Louisville, Miami, and Portland, ME.
FORWARD LOOKING STATEMENT
Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors identified from time to time in the Company’s reports with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009 filed on March 15, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 to be filed on or about May 14, 2010. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.

VCG Holding Corp.	The Equity Group Inc.
Troy Lowrie	Devin Sullivan
Chief Executive Officer	Senior Vice President
(303) 934-2424	(212) 836-9608
tlowrie@vcgh.com	dsullivan@equityny.com

Courtney Cowgill	Gerrard Lobo
Chief Financial Officer	Senior Account Executive
(303) 934-2424	(212) 836-9610
ccowgill@vcgh.com	globo@equityny.com

VCG HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)	(audited)
	March 31,	December 31,
	2010	2009
Assets
Current Assets
Cash	$2,391,254	$2,677,440
Other receivables	88,068	254,333
Income taxes receivable	403,711	594,720
Inventories	919,459	926,321
Prepaid expenses	664,515	354,730
Current portion of deferred income tax asset	43,350	76,920

Total Current Assets	4,510,357	4,884,464

Property and equipment, net	22,699,055	22,946,114
Non-compete agreements, net	19,639	23,898
Trade names	452,000	452,000
Licenses, net	34,796,919	34,834,018
Goodwill, net	2,279,045	2,279,045
Favorable lease rights, net	1,630,001	1,647,968
Other long-term assets	225,004	241,993
Non-current portion of deferred income tax asset	3,584,341	3,841,673

Total Assets	$70,196,361	$71,151,173

Liabilities and Equity
Current Liabilities
Accounts payable — trade	$1,567,820	$1,750,940
Accrued expenses	2,135,671	1,930,049
Income taxes payable	—	67,917
Deferred revenue	81,535	110,010
Current portion of unfavorable lease rights	277,920	277,920
Current portion of long-term debt	3,850,054	3,805,277
Current portion of long-term debt, related party	23,309	62,067

Total Current Liabilities	7,936,309	8,004,180

Long-Term Liabilities
Deferred rent	1,802,243	1,628,301
Unfavorable lease rights, net of current portion	6,086,643	6,156,123
Long-term debt, net of current portion	17,997,870	19,751,021
Long-term debt, related party, net of current portion	7,184,187	7,129,018

Total Long-Term Liabilities	33,070,943	34,664,463

Commitments and Contingent Liabilities
Equity
Common stock $.0001 par value; 50,000,000 shares authorized;17,310,723
shares issued and outstanding	1,731	1,731
Additional paid-in capital	51,974,077	51,932,082
Accumulated deficit	(26,333,095)	(26,996,863)

Total VCG Stockholders’ Equity	25,642,713	24,936,950
Noncontrolling interests in consolidated partnerships	3,546,396	3,545,580

Total Equity	29,189,109	28,482,530

Total Liabilities and Equity	$70,196,361	$71,151,173

VCG HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenue
Sales of alcoholic beverages	$5,323,757	$5,864,663
Sales of food and merchandise	522,221	471,532
Service revenue	7,174,456	6,698,281
Other income	789,373	739,942

Total Revenue	13,809,807	13,774,418

Operating Expenses
Cost of goods sold	1,500,491	1,492,923
Salaries and wages	3,604,002	3,269,881
Other general and administrative:
Taxes, permits and licenses	990,781	888,877
Charge card and bank fees	179,793	193,236
Rent	1,496,318	1,448,516
Legal fees	233,243	405,949
Other professional fees	680,647	426,571
Advertising and marketing	661,150	700,196
Insurance	416,844	380,358
Utilities	256,805	281,072
Repairs and maintenance	260,452	292,224
Advisory fees related to change in control proposals	16,401	—
Other	1,186,400	1,382,140
Depreciation and amortization	455,497	425,369

Total Operating Expenses	11,938,824	11,587,312

Income from Operations	1,870,983	2,187,106

Other Income (expenses)
Interest expense	(540,437)	(759,778)
Interest expense, related party	(180,076)	(169,078)
Interest income	1,327	36
Loss on sale of assets	(3,000)	(936)

Total Other Income (expenses)	(722,186)	(929,756)

Income Before Income Taxes	1,148,797	1,257,350

Income tax expense — current	46,000	140,412
Income tax expense — deferred	328,000	339,588

Total Income Taxes	374,000	480,000

Profit of consolidated and affiliated companies	774,797	777,350
Net Income Attributable to Noncontrolling Interests	(111,029)	(125,177)

Net Income Attributable to VCG	$663,768	$652,173

Earnings Per Share
Basic and fully diluted income per share attributable to VCG’s stockholders	$0.04	$0.04
Basic and fully diluted weighted average shares outstanding	17,310,723	17,658,726

VCG HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Three Months Ended
	March 31,
	2010	2009
Operating Activities
Profit of consolidated and affiliated companies	$774,797	$777,350
Adjustments to reconcile profit of consolidated and affiliated companies to net cash provided by operating activities:
Depreciation	451,239	421,110
Amortization of non-compete agreements	4,259	4,259
Amortization of leasehold rights and liabilities, net	(51,513)	(48,605)
Amortization of loan fees	17,249	80,343
Stock-based compensation expense	41,995	77,789
Deferred income taxes	328,000	339,588
Loss on disposition of assets	3,000	937
Accrued interest added to long-term debt	60,672	74,718
Changes in operating assets and liabilities	154,403	(35,507)

Net cash provided by operating activities	1,784,101	1,691,982
Investing Activities
Additions to property and equipment	(207,179)	(131,258)
Deposits	(260)	—
Proceeds from sale of assets	—	107,326

Net cash used by investing activities	(207,439)	(23,932)
Financing Activities
Proceeds from debt	100,000	1,098,000
Payments on debt	(1,820,456)	(695,200)
Proceeds from related party debt	—	25,100
Payments on related party debt	(12,179)	(257,802)
Payments on revolving line of credit, net of borrowings	(20,000)	(810,000)
Payments on capital leases	—	(19,111)
Repurchase of stock	—	(320,631)
Distributions to noncontrolling interests	(110,213)	(127,158)

Net cash used by financing activities	(1,862,848)	(1,106,802)

Net increase (decrease) in cash	(286,186)	561,248
Cash, beginning of period	2,677,440	2,209,060

Cash, end of period	$2,391,254	$2,770,308

Supplemental cash flow information:
Income taxes paid in cash	$67,048	$50,000
Interest paid in cash	$650,200	$769,583

VCG Holding Corp.
Adjusted EBITDA Reconciliation
(unaudited)

	Three Months Ended
	March 31,
	2010	2009
Net Income (loss) attributable to VCG	$663,768	$652,173
Add back:
Depreciation	451,239	421,110
Amortization of covenants not-to-compete	4,259	4,259
Amortization of leasehold rights and liabilities, net	(51,513)	(48,605)
Component 2 amortization	37,099	36,224
Interest expense	720,513	928,856
Amortization of loan fees	17,249	80,344
Non-cash stock-based compensation expense	41,995	77,789
Total income taxes	374,000	480,000

EBITDA	$2,258,609	$2,632,150

VCG Holding Corp.
Calculation of Free Cash Flow
(unaudited)

	Three Months Ended
	March 31,
	2010	2009
EBITDA from above:	$2,258,609	$2,632,150
Less:
Interest expense	(720,513)	(928,856)
Net income (loss) attributable to noncontrolling interests	(111,029)	(125,177)
Current income tax	(46,000)	(140,412)
Capital expenditures	(207,179)	(131,258)

Free cash flow	$1,173,888	$1,306,447